December 2007 Pricing Sheet dated December 14, 2007 relating to Preliminary Terms No. 435 dated November 20, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Equities
Buffered PLUS based on a Global Basket of Equity Indices and Shares due June 21, 2011
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – DECEMBER 14, 2007
Issuer:	Morgan Stanley
Maturity date:	June 21, 2011
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Trade date:	December 14, 2007
Original issue date:	December 21, 2007 (5 business days after the trade date)
Aggregate principal amount:	$3,510,000
Interest:	None

Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	The S&P 100® Index (the “S&P 100 Index”)	OEX	21.00%	677.46	0.030998140
	The Russell 1000® Value Index (the “Russell 1000 Value Index”)	RLV	14.50%	784.40	0.018485467
	The S&P 400® (Midcap) Index (the “S&P 400 Index”)	MID	12.00%	840.80	0.014272122
	The Russell 2000® Value Index (the “Russell 2000 Value Index”)	RUJ	11.00%	1028.55	0.010694667
	The Dow Jones Industrial AverageSM (the “DJIA”)	INDU	10.50%	13167.20	0.000797436
	The Russell 1000® Growth Index (the “Russell 1000 Growth Index”)	RLG	7.00%	601.60	0.011635638
	Shares of the iShares® MSCI Australia Index Fund (the “Australia Shares”)	EWA	4.80%	29.20	0.164383562
	Shares of the iShares® MSCI France Index Fund (the “France Shares”)	EWQ	4.80%	37.19	0.129066953
	The MSCI Switzerland Index® (the “MSCI Switzerland Index”)	MXCH	4.80%	1123.25	0.004273314
	The MSCI Italy Index® (the “MSCI Italy Index”)	MXIT	4.80%	111.56	0.043026174
	Shares of the iShares® MSCI Pacific ex-Japan Index Fund (the “Pacific ex-Japan Shares”)	EPP	1.65%	154.24	0.010697614
	Shares of the iShares® MSCI Spain Index Fund (the “Spain Shares”)	EWP	1.65%	64.38	0.025629077
	The MSCI Belgium Index® (the “MSCI Belgium Index”)	MXBE	1.50%	94.60	0.015856237
We refer to the S&P 100 Index, the Russell 1000 Value Index, the S&P 400 Index, the Russell 2000 Value Index, the DJIA, the Russell 1000 Growth Index, the MSCI Switzerland Index, the MSCI Italy Index and the MSCI Belgium Index, collectively, as the basket indices. We refer to the Australia Shares, the France Shares, the Pacific ex-Japan Shares and the Spain Shares, collectively, as the underlying shares.

Payment at maturity per Buffered PLUS:	▪ If the final basket value is greater than the initial basket value: $1,000 + ($1,000 x leverage factor x basket percent increase), subject to the maximum payment at maturity
▪ If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial basket value: $1,000
▪ If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 10% from the initial basket value:
($1,000 x the basket performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.
Leverage factor:	300%
Buffer amount:	10%
Maximum payment at maturity:	$1,360 (136% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Basket setting date:	For each basket component, the index business day immediately following the trade date
Valuation date:	June 16, 2011, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events
Terms continued	Please see page 2 for further pricing terms of the Buffered PLUS
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS:	$1,000	$26.70	$973.30
Total:	$3,510,000	$93,717	$3,416,283
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.
(2)	The agent may allow a concession not in excess of $26.70 per Buffered PLUS to certain dealers.
“Standard & Poor’s®,” “S&P®,” “S&P 100®” and “S&P 400® (Midcap) Index” are trademarks of The McGraw-Hill Companies, Inc.  The “Russell 1000® Index” and the “Russell 2000® Index” are trademarks of Frank Russell Company. “Dow Jones Industrial AverageSM,” “Dow JonesSM” and “DJIASM” are service marks of Dow Jones & Company, Inc.  “MSCI Belgium IndexSM,” “MSCI Italy IndexSM” and “MSCI Switzerland IndexSM” are service marks of Morgan Stanley Capital International Inc.  These trademarks and service marks have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers and the index publishers make no representation regarding the advisability of investing in the Buffered PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 435 dated November 20, 2007
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS Based on a Global Basket of Equity Indices and Shares due June 21, 2011
Buffered Performance Leveraged Upside SecuritiesSM

PRICING TERMS	Continued from the Cover Page
Closing value:
In the case of each of the basket indices, the closing value of such basket index as published by the relevant index publisher.  In the case of each of the underlying shares, the closing price of one such share times the relevant adjustment factor for such underlying shares.

Adjustment factor:	For each of the underlying shares, 1.0, subject to adjustment for certain events affecting such underlying shares.
Initial basket value:
100, which will be equal to the sum of the products of the initial basket component values of each of the basket components on the respective basket setting date, as set forth under “Basket – Initial basket component value” above, and the applicable multipliers for each of the basket components.

Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on any date is the sum of the products of the closing value of each of the basket components and the applicable multiplier for each of the basket components.
Multiplier:
The multiplier will be set on the relevant basket setting date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the Buffered PLUS. See “Basket – Multiplier” above.

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Minimum ticketing amount:	5 Buffered PLUS
United States Federal Taxation:
The issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Please see the applicable preliminary terms for the Buffered PLUS.  However, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments (such as the Buffered PLUS).  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly on a retroactive basis.  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should consult their tax advisers regarding the notice and its potential implications for an investment in the Buffered PLUS.

CUSIP:	617446Y78
Agent:	Morgan Stanley & Co. Incorporated